Exhibit 3.(e)
Certification Under Rule 466
The Depositary, The Bank of New York Mellon, represents and certifies the following:
(1)	That it previously has filed a Registration Statement on Form F-6 (Eastern Star Gas Limited, Registration No. 333-155999) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this registration statement except for the number of foreign securities a Depositary Share represents.
(2)	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK MELLON,
as Depositary

By:	/s/ Joanne F. Di Giovanni
Name:	Joanne F. Di Giovanni
Title:	Vice President